Exhibit 21.1

SUBSIDIARIES OF JOSS REALTY REIT, INC.

Name	State of Incorporation
55 Walkers Brook Drive Owner LLC	Delaware
Township Line Road Owner LLC	Delaware
Napa Square Owner NY LLC	Delaware